EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:        Jeremiah Z. Smith                                                                                     January 29, 2024
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp Reports
Record Year End 2023 Net Income of $21.6 Million
5% Stock Dividend Declared

Dixon, California— First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported 2023 annual net income of $21.6 million, or $1.41 per diluted share, increases of 35.7% and 35.6%, respectively, when compared to net income of $15.9 million, or $1.04 per diluted share, for 2022.  Net income for the year included the bargain purchase gain resulting from our branch acquisition completed in the first quarter of 2023. On an after-tax basis, the bargain purchase gain contributed $1.0 million to net income for the year ended December 31, 2023.

Net income for the quarter ended December 31, 2023 totaled $6.9 million, or $0.45 per diluted share, compared to net income of $4.7 million, or $0.31 per diluted share, for the quarter ended December 31, 2022. The increase in net income on a quarter over quarter basis was largely driven by the reversal of provision for credit losses which totaled $2.0 million for the quarter ended December 31, 2023, compared to no provision for credit losses for the quarter ended December 31, 2022. The reversal of provision for credit losses of $2.0 million was primarily due to the payoff of a non-performing agricultural loan relationship that resulted in recoveries of previously charged-off principal totaling $2.6 million, partially offset by provision for credit losses due to loan growth during the quarter.

Total assets as of December 31, 2023 were $1.87 billion, an increase of $0.5 million, or 0.03%, compared to December 31, 2022. Total deposits as of December 31, 2023 were $1.69 billion, a decrease of $34.4 million, or 2.0%, compared to December 31, 2022. Total net loans (including loans held-for-sale) as of December 31, 2023 were $1.1 billion, an increase of $82.3 million, or 8.5%, compared to total net loans (including loans held-for-sale) of $970.1 million as of December 31, 2022. The increase in net loans was primarily driven by growth in commercial real estate and residential mortgage loans partially offset by net reductions in agricultural loans.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of December 31, 2023.

Commenting on the Company’s year-end 2023 financial results, First Northern Bank’s President & Chief Executive Officer Jeremiah Smith stated, “We are pleased to report robust financial results for the year 2023. Our success was partially driven by the heightened interest rate environment and subsequent balance sheet repricing. This resulted in record net interest income of $66.5 million for the year, an increase of $11.8 million, or 21.7%, compared to the previous year’s $54.7 million. The Company ended the year with a record $21.6 million of net income, an increase of 35.7% over the $15.9 million earned in 2022. We believe the success we experienced in 2023 was driven by the significant demand for our approach to relationship banking across the Sacramento region and surrounding communities, and reflects the trust our clients and communities have placed in First Northern Bank. Further, we’re proud to announce that our trading upgrade from the OTCQB® Venture Market to the OTCQX® Best Market is complete. The OTCQX should provide improved visibility for our stock to investors, brokers, and market makers, with the aim of enhancing shareholder value for FNRN.”
The Company also reported that at their regular meeting on January 25, 2024, the Board of Directors approved a 5% stock dividend payable March 25, 2024 to shareholders of record as of February 29, 2024. All income per share amounts in this press release have been adjusted to give retroactive effect to the stock dividend.

About First Northern Bank
First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small-business, commercial, real estate and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Non-FDIC insured Investment and Brokerage Services are available at every branch location, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Real estate mortgage and small-business loan officers are available by appointment in any of the Bank’s 14 branches. First Northern is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended September 30, 2023 (www.veribanc.com) and (www.bauerfinancial.com). The Bank can be found on the Web at thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance, the success of its relationship banking strategy, the anticipated benefits of trading on the OTCQX Best Market, and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.